Amended Exhibit A

to

Amended Plan of Distribution

Pursuant to Rule 12b-1

of

Advisers Investment Trust

Fund Name	Share Class	Distribution Fee (annual rate expressed as a percentage of the average daily net assets of each Class of Shares)
JOHCM Asia Ex-Japan Equity Fund	Class I Class II	0.10 0.25	% %

JOHCM Emerging Markets Opportunities Fund	Class I Class II	0.10 0.25	% %

JOHCM Global Equity Fund	Class I Class II	0.10 0.25	% %

JOHCM International Select Fund	Class I Class II	0.00 0.25	% %

JOHCM International Small Cap Equity Fund	Class I Class II	0.10 0.25	% %

JOHCM Emerging Markets Small Mid Cap Equity Fund	Class I Class II Class III	0.10 0.25 0.50	% % %

JOHCM US Small Mid Cap Equity Fund	Class I Class II Class III	0.10 0.25 0.50	% % %

JOHCM International Opportunities Fund	Class I Class II	0.10 0.25	% %

JOHCM Global Income Builder Fund	Class I Class II	0.10 0.25	% %

Effective as of: September 19, 2017

Advisers Investment Trust

/s/ Barbara J. Nelligan
Name:	Barbara J. Nelligan
Title:	President